FOR IMMEDIATE RELEASE
THURSDAY, MARCH 11, 2010

HURCO REPORTS FIRST QUARTER RESULTS

INDIANAPOLIS, INDIANA, — March 11, 2010, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its first quarter ended January 31, 2010, a net loss of $1,836,000, or $(0.29) per diluted share, as compared to net income of $354,000, or $0.05 per diluted share, for the first quarter of fiscal 2009.

Sales and service fees for the first quarter of fiscal 2010 totaled $20,616,000, a decrease of $7,691,000, or 27%, from the first quarter of fiscal 2009.  The effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had a favorable impact of approximately 5%, or $1,291,000, on the period-to-period comparison.

The following table sets forth net sales and service fees by geographic region for the first quarter of fiscal 2010 and 2009 (in thousands):

Net Sales and Service Fees by Geographic Region

	Three Months Ended
	January 31,
			%
	2010	2009	Change
North America	$6,101	$9,636	-37%
Europe	12,015	18,060	-33%
Asia Pacific	2,500	611	309%
Total	$20,616	$28,307	-27%

Since the beginning of fiscal 2009, our operating results have been adversely affected by the ongoing global recession, as our customers deferred or eliminated investments in capital equipment.  Additionally, customers who might otherwise want to purchase capital goods have found it difficult to obtain financing due to disruptions in the credit markets.  During fiscal 2009 and the first quarter of fiscal 2010, these conditions had the greatest impact on our European sales region, which is the primary market for our higher priced, high performance, vertical machining centers.  The European sales region accounted for 58% of sales in the first quarter of fiscal 2010, compared to 64% in the first quarter of fiscal 2009 and 74% in the first quarter of fiscal 2008.

New order bookings in the first quarter of fiscal 2010 were $20,607,000, a decrease of $3,909,000, or 16%, from the same period in fiscal 2009.  Orders decreased in North America by $2,810,000, or 33%, and decreased in Europe by $3,566,000, or 23%, while orders in the Asia Pacific sales region increased by $2,467,000, or 413%, compared to the first quarter of fiscal 2009.  During the first quarter of fiscal 2010, large government contracts in Europe were cancelled due to budgetary restraints, reducing our orders and backlog in Europe by approximately $2,005,000, or 11%.  Excluding these order cancellations in Europe, the decrease in total new order bookings for the first quarter of fiscal 2010 was $1,904,000, or 8%, on a worldwide basis and $1,551,000 million, or 10% in Europe compared to the same period in fiscal 2009.  The impact of currency translation on new orders booked in fiscal 2010 was consistent with its impact on sales.

Hurco’s gross margin for the first quarter of fiscal 2010 was 19%, compared to 30% for the same period in fiscal 2009.  The decrease in margin as a percentage of sales was due to lower sales in Europe of our higher margin, high performance vertical machining centers, as well as the impact of fixed costs on lower sales and production volume, and competitive pricing pressures on a global basis.

Selling, general and administrative expenses were $6,533,000 for the first quarter of fiscal 2010, a decrease of $1,496,000, or 19%, from the first quarter of fiscal 2009. The decrease reflected lower sales commissions and the benefit of cost reduction initiatives, partially offset by the unfavorable effect of a weaker U.S. dollar in fiscal 2010 when translating foreign operating expenses to U.S. dollars for financial reporting purposes.

Cash and cash equivalents totaled $32,381,000 as of January 31, 2010, compared to $28,782,000 as of October 31, 2009.  Inventory as of January 31, 2010 was $53,472,000, a decrease of $6,809,000 from October 31, 2009, due to our reduced production levels in response to lower demand.

Michael Doar, Chairman, Chief Executive Officer and President, stated, “As our results indicate, we continue to be significantly impacted by the ongoing global recession.  I credit our fiscally conservative culture for the implementation of comprehensive cost saving initiatives at the onset of the recession, which have allowed us to continue product and technology development.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, Spain, and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, the impact of the current global economic recession, including disruption in credit markets, other changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended
	January 31,
	2010	2009
	(unaudited)
Sales and service fees	$20,616	$28,307

Cost of sales and service	16,636	19,765
Gross profit	3,980	8,542

Selling, general and administrative expenses	6,533	8,029
Operating income (loss)	(2,553)	513

Interest expense	14	23

Interest income	20	104

Investment income	5	28

Other expense (income), net	277	73

Income (loss) before taxes	(2,819)	549

Provision (benefit) for income taxes	(983)	195

Net income (loss)	$(1,836)	$354

Earnings (losses) per common share

Basic	$(0.29)	$0.06
Diluted	$(0.29)	$0.05

Weighted average common shares outstanding
Basic	6,441	6,421
Diluted	6,441	6,438

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended
	January 31,
Operating Data:	2010	2009
	(unaudited)
Gross margin	19.3%	30.2%

SG&A expense as a percentage of sales	31.7%	28.4%

Operating income (loss) as a percentage of sales	-12.4%	1.8%

Pre-tax income (loss) as a percentage of sales	-13.7%	1.9%

Effective Tax Rate	34.9%	35.5%

Depreciation	833	791

Capital expenditures	475	1,351

Balance Sheet Data:	1/31/2010	10/31/2009
	(unaudited)
Working capital (excluding cash)	$63,328	$68,675

Days sales outstanding	43	39

Inventory turns	1.1	1.0

Capitalization
Total debt	$-	$-
Shareholders' equity	118,024	120,376
Total	$118,024	$120,376

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	January 31,	October 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$32,381	$28,782
Accounts receivable, net	12,350	13,988
Refundable taxes	5,516	7,121
Inventories, net	53,472	60,281
Deferred income taxes, net	2,578	2,670
Derivative assets	1,140	376
Other	6,174	5,046
Total current assets	113,611	118,264

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	15,055	14,995
Leasehold improvements	1,985	2,021
	24,938	24,914
Less accumulated depreciation and amortization	(12,178)	(11,802)
	12,760	13,112

Non-current assets:
Software development costs, less accumulated amortization	6,503	6,503
Other assets	6,644	6,864
	$139,518	$144,743

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,021	$8,262
Derivative liabilities	542	2,234
Accrued expenses	9,339	10,311
Total current liabilities	17,902	20,807

Non-current liabilities:
Deferred income taxes, net	2,599	2,570
Deferred credits and other obligations	993	990
Total liabilities	21,494	24,367

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued
Common stock: no par value; $.10 stated value per share; 13,250,000 shares authorized; and 6,440,851 shares issued and outstanding	644	644
Additional paid-in capital	52,022	52,003
Retained earnings	67,732	69,568
Accumulated other comprehensive loss	(2,374)	(1,839)
Total shareholders' equity	118,024	120,376
	$139,518	$144,743